Exhibit 99.1

COPsync Announces Second Quarter 2014 Financial Results

Subscription Revenues Increase 55% Year-Over-Year; Subscriber Count Continues to Increase

DALLAS  August 18, 2014 (GLOBE NEWSWIRE) – COPsync,  Inc. (OTCQB: COYN), which operates the nation’s largest law enforcement real-time, in-car information sharing, communication and data interoperability network and the COPsync911 threat alert service for schools, government buildings, hospitals and other potentially at-risk targets, announces unaudited financial results for the three month period ended June 30, 2014.

Q2 2014 Financial Highlights**

•	The Company reported a year-over-year revenue increase of 82% for total revenues of $1,579,591 for the three month period ended June 30, 2014, compared to $869,847 for the same period in 2013.
•	Software subscription revenues increased year-over-year by 55% to $644,675 for the three month period compared to $416,689 for the same period in 2013.
•	Hardware, installation and other revenues increased year-over-year by 106% to $934,916 for the three month period compared to $453,518 for the same period in 2013.
•
Total gross profits increased year-over-year by 124% to $537,577, representing an overall gross margin percentage of 34%, for the three month period compared to $240,462, representing an overall gross margin percentage of 28%, for the same period in 2013.

•	Total cost of sales increased by $412,629 to $1,042,014 for the three month period compared to $629,385 for the same period in 2013 for a year-over-year increase of 66%.
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Total operating expenses, inclusive of R&D, decreased by $122,714 to $1,097,021 for the three month period compared to $1,219,735 for the same period in 2013 for a year-over-year decrease of 10%.   Of this decrease, R&D expenses decreased $173,885 to $405,667 and G&A decreased $3,313 to $359,310. Sales and marketing expense increased by $54,484 to $332,044.

•	Cash consumed by operating activities was $1,499,311 for the six month period compared to $115,836 for the same period in 2013.
•	The Company reported a GAAP net loss of $631,697 ($0.00 per share) for the three month period compared to a net loss of $1,008,506 ($0.00 per share) for the same period in 2013.

** For more information, see the Company’s Form 10-Q filed with the SEC on August 14, 2014. "The company relentlessly continues to add customers to its subscriber base, which now numbers nearly 940, consisting primarily of law enforcement agencies, courts and schools, said Ronald A.Woessner, COPsync chief executive officer. “These subscribers, currently located almost exclusively in Texas, are moving the Company closer to the ‘tipping point` here in Texas. To continue this momentum, the company is expanding the COPsync Network and COPsync911 threat alert service throughout the nation, beginning with Florida, Massachusetts, Mississippi, New Hampshire, New Jersey, and New York. These initiatives, once successful, will make it clear that the COPsync Network is a nationwide mobile data interoperability system and network, capable of connecting law enforcement throughout the entire United States.”

COPsync Press Release
April 18, 2014
Page Two

Mr. Woessner continued, “Relative to the nationwide expansion, schools and law enforcement agencies in New Hampshire are beginning to subscribe to the COPsync911 threat alert service, through the efforts of a company distributor, in connection with statewide grant monies beginning to flow for COPsync911 to safeguard New Hampshire schools. We expect the company’s new order bookings to accelerate from this state-wide initiative and from the sales efforts of our larger and realigned Texas-focused sales force. These accelerated new order bookings are anticipated to abate the pace of the Company’s cash consumption, which is higher than we want, during the latter part of the year.”

About COPsync

COPsync, Inc. (OTCQB: COYN) operates the largest law enforcement mobile data interoperability system and network in the U.S. The COPsync Network enables officers to report and share actionable mission-critical data in real-time and collect for outstanding misdemeanor warrants in real-time at the point of incident. Officers are also able to obtain instant access to local, state and federal law enforcement databases. The Network’s companion COPsync911 system enables schools, government buildings, hospitals, energy, telecommunications and other potentially at-risk facilities to automatically and silently send threat alerts, using a computer or a mobile device, directly to local law enforcement officers in their patrol cars in the event of crisis, thereby protecting schools, school children and others. The COPsync Network also eliminates manual processes and increases officer productivity by enabling officers to electronically write tickets, accident reports, DUI forms, arrest forms and incident and offense reports. The COPsync Network saves lives, reduces unsolved crimes and assists in apprehending criminals and interdicting criminal behavior -- through such features as a nationwide officer safety alert system, GPS/auto vehicle location and distance-based alerts for crimes in progress, such as school crisis situations, child abductions, bank robberies and police pursuits. The Company also sells VidTac®, an in-vehicle, software-driven, 1080p video system for law enforcement.  For more information, visit www.copsync.com and www.copsync911.com.

Safe Harbor Statement

Statements in this release that are not purely historical facts or that depend upon future events, including statements about forecasts of earnings, revenue, product development, sales or other statements about anticipations, beliefs, expectations, intentions, plans or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based on information available to the Company on the date this release was issued. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s ability to obtain and retain customers and development, implementation and acceptance of its products and services. In particular, the statements, “We expect the company’s new order bookings to accelerate from this initiative and from the sales efforts of our larger and realigned Texas-focused sales force. These accelerated new order bookings are anticipated to abate the pace of the Company’s cash consumption, which is higher than we want, during the latter part of the year,” are highly dependent on the Company’s and its resellers’ ability to successfully book new orders for its products and services. The Company may not succeed in adequately addressing and managing these and other risks. Further information regarding factors that could affect the Company’s financial, operating and other results can be found in the risk factors section of the Company’s filing on Form 10-K for 2013 and other filings the Company may make with the Securities and Exchange Commission from time-to-time.

Contact:

COPsync, Inc.
Ronald A. Woessner
Investor Relations Department 972-865-6192
invest@copsync.com